Exhibit 10.6

Power of Attorney

The company, Beijing Century High-Tech Investment Co., Ltd, registered in the People’s Republic of China (“China”), with enterprise registration number 110000003484202, is the shareholder of Beijing Gamease Age Digital Technology Co., Ltd. (“Gamease”), holding 100% equity interests of Gamease. The company hereby agrees and irrevocably grants the person (“fiduciary”) who is appointed by the board of Beijing AmazGame Age Internet Technology Co., Ltd. (“AmazGame”) upon written resolutions from time to time with the following rights during the term of this Power of Attorney:

Authorize the fiduciary as the unique and exclusive attorney of the company and solely represent the company to exercise the shareholder’s all the due rights according to the Chinese laws and Gamease’s Articles of Association (including current and future amendments from time to time), including but not limited to the right to call the shareholder’s meeting (if applicable), accept the notice regarding the shareholder’s meeting (if applicable) and discussion procedure, participate in the shareholder’s meeting and exercise the voting right (if applicable , including but not limited to nominate, elect or appoint the director, general manager, financial controller or other senior management personnel, and the matters of dividend distribution etc.), make any shareholder decision, sell or transfer any or all of the equity interests of Gamease owned by himself/herself.

Such authorization and appointment are based upon the precondition that the fiduciary is acting as an employee of AmazGame or its affiliates. Once the fiduciary loses his/her title or position in AmazGame or its affiliates, or the board of AmazGame terminates such authorization and appointment in written notice, the authorization and appointment that granted by the company shall be immediately void. The company will designate/authorize the other individual nominated by the board of AmazGame in written resolutions to exercise all the above shareholder’s due rights.

The term of this Power of Attorney has the same term as the Business Operation Agreement that entered by Gamease, AmazGame and other party in April 15, 2015. If the foregoing Business Operation Agreement is terminated early or extended in accordance with the terms of this agreement, this Power of Attorney shall terminate at the same time as the Business Operation Agreement, or extend at the same time with the same extension of maturity as the Business Operation Agreement. Within the term of this Power of Attorney, this Power of Attorney shall not be revised or terminated without the written consent of AmazGame.

Beijing Century High-Tech Investment Co., Ltd (Signature/Seal)

April 15, 2015